Exhibit 4.16

Execution version

AMENDED AND RESTATED PLEDGE AGREEMENT

by and between

KENON HOLDINGS LTD.,

and

NAUTILUS INKIA HOLDINGS LLC

Dated as of February 15, 2018

Execution version

AMENDED AND RESTATED PLEDGE AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Pledge Agreement” or this “Agreement”) is made on the 15thday of February, 2018 (“Effective Date”) by and between KENON HOLDINGS LTD. (Company Registration Number: 201406588W), a company incorporated in Singapore and having its registered office at 160 Robinson Road, #17-01, Singapore Business Federation Centre, Singapore 068914 (“Pledgor”); and NAUTILUS INKIA HOLDINGS LLC, a company organized and existing under the laws of Cayman Islands, for itself and on behalf and for the benefit of Nautilus Distribution Holdings LLC (“Buyer” and the “Pledgee”).

Recitals

(A)
Pursuant to the Share Purchase Agreement (as defined below), the Pledgee and IC Power Asia Development Ltd. (“IC Power”), have entered into a pledge agreement dated 28 December 2017 (the “Original Pledge Agreement”), pursuant to which IC Power granted to the Pledgee a first ranking pledge over, inter alia, the Pledged Shares and certain additional assets as further described in the Original Pledge Agreement;

(B)
IC Power and the Pledgor have entered into that certain agreement dated December 25, 2017, to transfer, subject to certain conditions, all of its interests in the shares of the Company (as defined below), including the Pledged Shares, to the Pledgor; and

(C)
In accordance with section 5.6 of the Original Pledge Agreement, as a condition for the transfer of the shares of the Company to the Pledgor, which is occurring on the date hereof, the Pledgee and IC Power agreed that concurrently with the transfer of the shares of the Company to the Pledgor, the Original Pledge Agreement shall be amended and restated and shall be replaced by this Amended and Restated Pledge Agreement, pursuant to which the Pledgor hereby, as security for the Secured Obligations, creates in favour of the Pledgee, a first-ranking fixed pledge over the Pledged Assets, in accordance with the terms of this Pledge Agreement and, upon execution thereof, IC Power shall be released from its obligations as pledgor under and in connection with the Original Pledge Agreement (save for obligations which survive termination of the Original Pledge Agreement as explicitly provided in the Undertaking and Consent (as defined below)).

Now, therefore, it is hereby agreed between the parties as follows:

1.	Definitions and Interpretation

1.1	Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Share Purchase Agreement.

1.2	Capitalized terms referred to in this Agreement will have the following meaning:

ACRA	Accounting and Corporate Regulatory Authority of Singapore.
Applicable Account	as set forth in clause 5.3 of this Pledge Agreement.
Business Day	as defined in the Share Purchase Agreement (which such day shall also be a day in which banks are open for general business in Singapore).
Buyer	Nautilus Inkia Holdings LLC and its permitted assignees and transferees under the Share Purchase Agreement.

Execution version

Company	OPC Energy Ltd. (Israeli registration number: 51-440170-2), an Israeli company whose shares are traded on the TASE, having its registered office at 19 Ha’arbaa Street, Tel Aviv, Israel.
Companies Law	Israeli Companies Law, 1999.
Company Share	Ordinary Shares, nominal value NIS 0.01 each, of the Company.
Dividend Cap
fifty percent (50%) of the cumulative net income of the Company (determined as of the date of the most recent regularly prepared income statement of the Company preceding   the  date   the  dividend   is  paid   to  the Applicable Account), on a per Company Share basis with  respect  to  each of  the Pledged Shares for  the period commencing January 1, 2017 through and including the date of that income statement.

Dividend Reference Period
each of (i) the period commencing November 24, 2017 and ending 365 calendar days after that day (the “First Dividend Reference Period”); (ii) the period commencing on the first calendar day following the last day of the First Dividend Reference Period and ending 365 calendar days after that day (the “Second Dividend Reference Period”); and (iii) the period commencing on the first calendar day following the last day of the Second Dividend Reference Period and ending upon the Release Date (the “Third Dividend Reference Period”), in each case, individually or collectively as the context requires.

Guarantee Law	Israeli Guarantee Law, 1967.
Enforcement Event	the exercise by the Pledgee of any of its rights as set forth in clause 12 of this Pledge Agreement.
Event of Default	the occurrence of any event, condition or circumstance that constitutes an “Event of Default” under this Pledge Agreement.
Excluded Event of Default
an Event of Default referred to in any of the following clauses: 11.1, 11.2 (solely for a breach of clause 9.6 in circumstances which the Pledgor has knowledge of on the date hereof), 11.5 (solely with respect to voluntary bankruptcy or dissolution not as part of  a Restructuring) and 11.6.

Execution version

Lockup	as defined in clause 9.5 of this Pledge Agreement.
Original Effective Date	December 28, 2017.
Original Pledge Agreement	as defined in the preamble.
Original Pledged Account	a bank account opened and maintained in accordance with clause 3.1.4 of the Original Pledge Agreement.
Original Pledgor	the pledgor under the Original Pledge Agreement.
Pledged Account	the bank account to be opened and maintained by the Pledgor in accordance with clause 3.1.4 and pledged under the terms of this Pledge Agreement, details of which to be added in Schedule 1.
Pledged Account Bank	The bank (including any TASE Member) in which the Pledged Account will be held.
Pledged Assets	as defined in clause 3.1 of the Pledge Agreement.
Pledged Cash	any cash pledged pursuant to this Agreement, including any Initially Pledged Cash.
Pledged Shares
32,971,680 Company Shares held for the benefit of the Pledgor by the Trustee in accordance with the Trust Agreement in a segregate Trust Account, constituting as of the Effective Date 25% of the outstanding shares of the Company, such amount of shares to  be (i) reduced by any Company Shares sold (the “Company Shares Sold”) by Pledgor prior to the date of this Agreement, provided that an amount of cash is pledged as Pledged Assets equal to the number of Company Shares Sold multiplied by NIS 14.105 (the “Initially Pledged Cash”) (ii) adjusted to take into account any share split, reverse share split, reclassification or any similar event with respect to the Pledged Shares. The aforementioned amount of Pledged Shares will be reduced following interim release of the Pledged Shares in accordance with clause 4 of this Pledge Agreement and/or following the release of the Pledged Shares pursuant to clause 6 of this Pledge Agreement. Pledged Shares shall include any Company Shares pledged pursuant to Clause 4 or 5.5 of this Agreement.

Pledges Law	Israeli Pledges Law, 1967.

Execution version

Receiver
any receiver, receiver and manager, manager, administrator or bailee appointed on the application of the Pledgee by a court of law or any other duly authorised legal or administrative authority, in connection with this Pledge Agreement or the Pledged Assets, including where such appointment is made on a temporary basis.

Release Date
the earlier of: (i) the third (3rd) anniversary date of the Closing of the Share Purchase Agreement, unless upon such date any unresolved indemnity claim(s) under the Share Purchase Agreement is outstanding, whereupon this Pledge Agreement and the pledges created hereunder in favour of the Pledgor will continue to apply but only with respect to the Extended Assets (as defined below) in accordance with the provisions of clause 6 of this Pledge Agreement; (ii) the date all Pledged Shares (including all proceeds received from the sale of Pledged Shares in accordance with clause 5.5 below) have been released from the pledge in accordance with clause 4 of this Pledge Agreement.

Restructuring	as defined in clause 5.6.
Secured Obligations
(i) all indemnification claims by the Pledgee or by any Buyer Indemnitees that are Finally Determined as defined in and in accordance with the Share Purchase Agreement and have not been paid to Buyer less (a) the net proceeds from the realisation of the Pledged Assets that have been set-off by Buyer under clause 10.10 of the Share Purchase Agreement (if permissible thereunder), or (b) amounts actually paid to Buyer as indemnification claims under Article X of the Share Purchase  Agreement);   (ii)  all  obligations  of  the Pledgor under this Pledge Agreement (including any rights to remedies of the Pledgee upon an Event of Default or any breach by the Pledgor of a representation, warranty covenant, agreement or condition contained herein); and (iii) any preservation and foreclosure costs and expenses incurred by the Pledgee (including costs and expenses in connection with an Enforcement Event, lawyers’ fees and costs of any Receiver), in each case of (i)-(iii), unlimited in amount.

Sellers	Inkia Energy Limited and IC Power Distribution Holdings, Pte. Ltd.
Share Purchase Agreement	Share Purchase Agreement, dated as of November 24, 2017, by and among, inter alia, Inkia Energy Limited, IC Power Distribution Holdings, Pte. Ltd., and the Pledgee.

Execution version

TASE	Tel Aviv Stock Exchange.
Tel Aviv Business Day	a day (other than a Saturday) on which banks are open for general business in Israel.
Term Sheet	the term sheet attached to the Share Purchase Agreement as Exhibit D.
Trading Day	a full day on which trading in the Company Shares is conducted on TASE.
Trustee
Hermetic  Trust  (1975)  Ltd.  (Israeli  Registration Number: 51-070519-7), having its registered office at 113 Ha’yarkon Street, Tel Aviv, Israel, or any assignee thereof in accordance with the Trust Agreement as part of Restructuring, or as otherwise permitted hereunder.

Trust Account
the bank account maintained by the Trustee in which the Pledged Shares are held by the Trustee in accordance with the Trust Agreement and the Trustee Notice and Irrevocable Instructions (as provided under clause 3.2.3 below) until the transfer thereof to the Pledged Account, details of which as set forth in Schedule 2.

Trust Account Bank	Bank Leumi Le’Israel Ltd.
Trust Agreement
the Trust Agreement dated August 2017, by and among the Company and the  Trustee, pursuant to which the Company appointed the Trustee to hold in trust for the benefit of the Pledgor  100,000,021 Company Shares, as amended.

Undertaking and Consent	The Undertaking and Consent of IC Power annexed to this Pledge Agreement.
VWAP	the volume weighed average price, per share, of the Company Shares, for the Trading Day period indicated.
VWAP Value	the fair market value of the Company shares based on the VWAP per Company Share over a 30 Trading Day period prior to such applicable time.

Execution version

1.3
To the extent that the Pledgor or any other person acting on behalf of the Pledgor makes a payment or payments to the Pledgee on account of the Secured Obligations, or the Pledgee enforces any security given or made as security interest in respect of the Secured Obligations, and such payment or payments or the proceeds of such enforcement or any part thereof are subsequently avoided or set aside, declared to be fraudulent or preferential or required to be repaid or refunded or reduced by virtue of any applicable law relating to bankruptcy, insolvency, administration, receivership, liquidation or similar proceedings, including in case any Restructuring made pursuant to clause 5.6  is declared to be fraudulent or preferential, the Secured Obligations or any part thereof originally intended to be satisfied and this Pledge Agreement and all pledges, rights and remedies hereunder shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

1.4	Reserved.

1.5
Unless the context otherwise requires or unless otherwise defined in this Pledge Agreement, words and expressions defined in the Share Purchase Agreement have the same meanings when used in this Pledge Agreement.

1.6	In this Pledge Agreement, unless the context otherwise requires:

1.6.1	“including” and “includes” means, including, without limiting the generality of any description preceding such terms.

1.6.2	words in the singular include the plural and words in the plural include the singular.

1.6.3
“person” includes any natural person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing.

1.6.4
“securities” includes: (a) shares or voting securities or ownership interests in such entity; (b) securities of that entity convertible into or exchangeable for shares or voting securities or ownership interests in such entity; (c) options, warrants, rights or other agreements or commitments to acquire from that entity, or obligations of that entity to issue, any shares or voting securities or other ownership interests in (or securities convertible into or exchangeable for shares or voting securities or other ownership interests in) that entity; (d) obligations of that entity to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any shares, voting securities or other ownership interests in that entity; (e) deposit receipts or certificates representing, directly or indirectly, any of the foregoing; and (f) any other type of security, as such term is defined in the Israeli Securities Law, 1968.

1.6.5	A reference to any agreement or other instrument shall include any amendment of such agreement or instrument from time to time in accordance with the terms hereof and thereof.

1.6.6
A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

1.7	The headings in this Pledge Agreement shall not affect the interpretation of this Pledge Agreement.

Execution version

1.8	Any consent, agreement or approval required from the Pledgee under this Pledge Agreement must be obtained in writing and shall be of no effect if it is not in writing.

2.	Covenant to Pay and Perform

The Pledgor hereby covenants towards the Pledgee that it will duly and punctually pay and discharge the Secured Obligations as and when and if they become due under the Share Purchase Agreement and/or under this Pledge Agreement.

3.	Pledge

3.1
The Pledgor, as a continuing security for the full and punctual payment or performance when and if due of the Secured Obligations, hereby absolutely and unconditionally charges and pledges in favour of the Pledgee, by way of first ranking fixed pledge and assigns to and in favour of the Pledgee, by way of first ranking fixed charge and pledge the following assets (the “Pledged Assets”):

3.1.1
all right, title and interest of the Pledgor in and to the Pledged Shares, including all distributions (as such term is defined in the Companies Law) and bonus shares distributed and issued in relation thereto, including all dividends, collections, income or otherwise arising from or out of the Pledged Shares, moneys paid or payable in relation thereto (including all liquidation proceeds, redemption proceeds and repaid capital in case of a capital decrease) and all shares, warrants, securities, rights, moneys or property accruing or offered at any time in relation to any or all of the Pledged Shares by way of redemption, substitution, exchange, bonus, pursuant to option rights or otherwise (“Related Rights”), and all rights of the Pledgor as a shareholder of the Company, whether under Law and/or under the organizational documents of the Company which derive from the Pledged Shares or any Related Rights ;

3.1.2
all rights of the Pledgor as a beneficiary in the Trust Account and rights of the Pledgor as a beneficiary in all securities, moneys, credit balances, securities, documents, instruments and other assets, now or at any time deposited in the Trust Account and any investments part of, credited to or in connection with the Trust Account and all interest, dividends and other income derived thereon or therefrom, certificates and instruments and all assets received, receivable or otherwise distributed in respect of such Trust Account and such investments;

3.1.3	all rights of the Pledgor as a beneficiary under the Trust Agreement, in respect of and to the extent applicable to the Pledged Shares;

Execution version

3.1.4
all rights of the Pledgor in and to the Pledged Account and all securities, moneys, credit balances, securities, documents, instruments and other assets, deposited in the Pledged Account at any time, and any investments part of, credited to or in connection with the Pledged Account and all interest, dividends and other income derived thereon or therefrom, certificates and instruments and all assets received, receivable or otherwise distributed in respect of such Pledged Account and such investments. With respect to the Pledged Account, it is hereby agreed as follows:

3.1.4.1
Within no  later than  the date hereof, the Pledgor undertakes to open the Pledged Account and to provide the Pledgee with: (i) a confirmation from the Pledged Account Bank, substantially in the form attached hereto as Exhibit A or in other form reasonably satisfactory to the Pledgee, and (ii) an executed trust agreement with respect to the signatory rights in the Pledged Account (which such agreement shall be counter-signed by the Pledgee), substantially in the form attached hereto as  Exhibit B or in other form reasonably satisfactory to the Pledgee; and

3.1.4.2
Within no  later than  the date hereof, the Pledgor shall execute and/or deliver to the Pledgee an amendment of, or supplement to, this Pledge Agreement in order to create a first ranking fixed pledge over the Pledged Account and to execute and deliver to the Pledgee all notices of pledge and other documents required to be registered with the Israeli Registrar of Pledges and the ACRA in order to register the pledge created over the Pledged Accountwithin its statutorily prescribed deadlines (if applicable). For the avoidance of doubt, any failure to deliver any additional and/or new pledge or amendment of, or supplement to, this Pledge Agreement or any notices of pledge and other documents required to be filed or registered with the Israeli Registrar of Pledges and the ACRA shall not derogate from any of the rights or pledges created hereunder and the Pledged Account shall be subject to this Pledge Agreement even if no new pledge or amendment of, or supplement to, this Agreement have been executed or no notices of pledge and other documents required to be filed or registered with the Israeli Registrar of Pledges and the ACRA have been filed or registered. The Pledgor hereby irrevocably appoints the Pledgee, to be its attorney acting severally, for purposes of filing and registering or otherwise perfecting the security interest granted over the Pledged Account, in its name and on its behalf, and the Pledgor hereby ratifies, confirms and agrees to ratify and confirm all such acts or things made, done or executed under such authority; and

3.1.5	any Pledged Cash.

and, to the extent not included in the foregoing, any and all proceeds, products and benefits deriving from such pledged assets, including those received upon any collection, exchange, sale or other disposition of such pledged assets and any property into which such pledged assets are converted, whether cash or non-cash.

For the avoidance of doubt, the Pledgor shall be entitled to participate in a rights offering of the Company’s securities, including on account of the Pledged Shares, and in such event the Pledged Assets shall not include any additional securities and rights related thereto purchased by the Pledgor in such rights offering.

Execution version

3.2	In order to secure the rights of the Pledgee in respect of the Pledged Assets, the Pledgor hereby undertakes and confirms as follows:

3.2.1	it has furnished to the Pledgee certified corporate approvals of the Pledgor approving the execution, delivery and performance of all obligations under this Pledge Agreement;

3.2.2	it has furnished to the Pledgee a legal opinion from a reputable local counsel (in Pledgor’s jurisdiction) in a form reasonably acceptable to the Pledgee;

3.2.3
it has provided the Trustee, a notice and irrevocable instructions in the form attached hereto as  Exhibit C (“Trustee Notice and Irrevocable Instructions”), and has provided the Pledgee, on the Effective Date, a countersigned acknowledgment thereof by the Trustee, and the Pledgee undertakes to execute and deliver to the Pledgor evidence of executing the confirmation to the Trustee Notice and Irrevocable Instructions promptly upon receipt thereof countersigned by the Trustee. Without derogating from  any of the instructions under the Trustee Notice and Irrevocable Instructions, it is hereby clarified that the Pledgor shall not instruct the Trustee to transfer any Pledged Shares, Related Rights and/or Pledged Cash from the Trust Account (except in case of sale or release of Pledged Shares and/or Pledged Cash which is permitted hereunder), until the Pledgee confirms in writing  to the Trustee  that Pledged Account has been opened and pledged in accordance with this Pledge Agreement;

3.2.4	it has provided a signed acknowledgement from the Trust Account Bank, substantially in the form attached hereto as Exhibit D or in other form satisfactory to the Pledgee;

3.2.5
it has duly signed and delivered to the Pledgee all such documents required under applicable law for the purpose of registering the pledges hereby created with the Israeli Registrar of Pledges, including an original form of Notice to the Pledges Registrar (Form #1) and has furnished to the Pledgee evidence of registration of the pledges created hereunder with the Israeli Pledges Registrar; and

3.2.6
it has duly signed and delivered to the Pledgee all such documents required under Singapore law for the purpose of registering the pledges hereby created with the ACRA and has furnished to the Pledgee evidence of its filing with the ACRA (provided that if it is not possible to file with ACRA on the date hereof due to technical failure related to ACRA, the Pledgor shall furnish to the Pledgee such evidence of filing on the first succeeding day in which it is possible to file with ACRA).

3.3
Following request of the Pledgee, the Pledgor shall take all action (including any perfection and/or registration actions) as the Pledgee may reasonably require (at the Pledgor’s own cost and expense) so that the pledges created hereunder or pursuant hereto shall be valid, binding and perfected against other creditors (including those claiming to be creditors) of the Pledgor.

3.4
Upon any share split, reverse share split, reclassification of the Pledged Shares or any other similar event, Pledgor will execute, promptly following such event, a pledge in the same form, mutatis mutandis, as this Pledge Agreement in respect of such additional shares or other securities, as the case may be, and take all action (including any perfection and/or registration actions) as the Pledgee may reasonably require (at the Pledgor’s own cost and expense) so that such new pledges created hereunder or pursuant hereto shall be valid, binding and perfected against other creditors (including those claiming to be creditors) of the Pledgor. Any failure to deliver any additional and/or new pledge or Pledges shall not derogate from any of the rights or pledges granted hereunder. Upon any reverse share split or any other similar event, Pledged Shares shall be released as appropriate such that the portion of the Pledged Shares as a percentage of the total outstanding  shares of the Company is the same as it was prior to such reverse share split or similar event.

Execution version

4.	Interim Release of the Pledged Shares; Substitution of Collateral

Upon payment of indemnity claims to Pledgee (or the other Buyer Indemnitees) in accordance with the Share Purchase Agreement, the amount of Pledged Shares, Pledged Cash and proceeds received by the Pledgor following the sale of Pledged Shares and deposited in the Applicable Account in accordance with clause 5.5 below (for purposes of this clause, “Proceeds”) shall be reduced and Pledged Shares and Pledged Cash (including Proceeds) shall be released from the pledge created hereunder solely to the extent of such indemnity payments, provided that: (i) first, will be released Pledged Cash (if any); and (ii) second, will be released Pledged Shares, with such amount of Pledged Shares being released to be calculated in accordance with the VWAP Value prior to the release; and necessary documents shall be executed by the parties in connection with such release from the pledge, as soon as reasonably practicable thereafter.

Pledgor may at any time release from this Pledge any cash that is pledged (either held in the Trust Account Bank or in the Pledged Account) by replacing such cash with a pledge of Company Shares equal to amount of cash released divided by the lower of (i) VWAP Value as of the Trading Day prior to the pledge and (ii) NIS 14.105; and necessary documents shall be executed by the parties in connection with such release from the pledge, as soon as reasonably practicable thereafter.  Pledgor will give 3 Business Days’ notice of such a release and pledge.

5.	Rights of the Pledgor

5.1
The Pledgor shall retain voting rights with respect to the Pledged Shares, unless an Event of Default shall have occurred and be continuing, and subject to all limitations and restrictions under applicable law.

5.2
In the event the Company approves distributions (as the term “distributions” is defined in the Companies Law), including distributions of dividends, the proceeds of such distributions with respect to the Pledged Shares will be transferred to the Trust Account (and following transfer of Pledged Shares by the Trustee to the Pledged Account - to the Pledged Account, with respect to the any Pledged Shares so transferred).

5.3
Unless an Event of Default shall have occurred and be continuing, and subject to applicable law, the Pledgor shall have the right  to draw from the Trust Account (and following transfer of Pledged Shares by the Trustee to the Pledged Account - from the Pledged Account, with respect to the any Pledged Shares so transferred) (the “Applicable Account”) dividends paid in cash (only) on any Pledged Shares in an aggregate amount (in NIS) equal to an amount (in NIS), determined for any Dividend Reference Period, that does not exceed the following amounts:

5.3.1
In the case of the First Dividend Reference Period, either (i) NIS 0, if VWAP Value preceding the date of the drawing from the Applicable Account does not exceed NIS 14.457726, or if otherwise (ii) an amount, not to  exceed the Dividend Cap, equal to the excess of (1) cumulative cash dividends paid to the Applicable Account since the Original Effective Date, over (2) the cumulative amounts withdrawn from the Applicable Account since the Original Effective Date, excluding in each case amounts referred to in clause 5.4 of this Pledge Agreement.

Execution version

5.3.2
In the case of the Second Dividend Reference Period, either (i) NIS 0, if VWAP Value preceding the date of the drawing from the Applicable Account does not exceed NIS 14.824459, or if otherwise (ii) an amount, not to  exceed the Dividend Cap, equal to the excess of (1) cumulative cash dividends paid to the Applicable Account since the Original Effective Date, over (2) the cumulative amounts withdrawn from the Applicable Account since the Original Effective Date, excluding in each case amounts referred to in clause 5.4 of this Pledge Agreement.

5.3.3
In the case of the Third Dividend Reference Period, and thereafter, either (i) NIS 0, if VWAP Value preceding the date of the drawing from the Applicable Account does not exceed NIS 15.177086, or if otherwise (ii) an amount, not to exceed the Dividend Cap, equal to the excess of (1) cumulative cash dividends paid to the Applicable Account since the Original Effective Date, over (2) the cumulative amounts withdrawn from the Applicable Account since the Original Effective Date, excluding in each case amounts referred to in clause 5.4 of this Pledge Agreement.

5.4
In addition to the right to draw dividends pursuant to clause 5.3 above, provided that the Original Pledgor has not exercised its right to draw dividends under clause 5.4 of the Original Pledge Agreement, on one occasion during the term of this Agreement, and unless an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and draw from the Applicable Account its pro rata share of dividends of up to the NIS equivalent (determined on the basis of the NIS/USD exchange rate quoted by Central Bank of Israel on the Tel Aviv Business Day immediately preceding the date of payment of the dividend) of USD 25 million paid by the Company in respect of all Pledged Shares. By way of example only, if the Company makes a distribution of US$ 50 million following the Original Effective Date, Pledgor shall be entitled to draw from the Applicable Account on account of such Pledged Shares US$ 6.25 million.

5.5
Unless an Event of Default shall have occurred and be continuing, the Pledgor may make sales of the Pledged Shares on arms’ length terms in cash at market prices or at customary discounts to market prices for such sales (such discounts not to exceed 5% of market price, based on customary VWAP for such a sale on the TASE), provided that: (a) an amount of cash equal to the number of Pledged Shares sold  multiplied by  NIS 14.105 will be deposited directly into the Applicable Account and invested in bonds of the Israeli government or be deposited in an interest bearing deposit account in the Applicable Account bank; and (b) the Pledgor provides reasonable information regarding the sale to the Pledgee, including the sale documentation to demonstrate compliance with sub clause (a) above, three (3) Business Days prior to such sale.

Execution version

5.6
Unless (i) an Event of Default under clause 11.6 or 11.5 (solely with respect to voluntary bankruptcy or dissolution not as part of Restructuring) shall have occurred or (ii) following the lapse of 90 days following the Original Effective Date, an Excluded Event of Default shall have occurred and be continuing, Pledgor shall be entitled to transfer the Pledged Assets as part of group restructuring, to an Affiliate of Kenon organized under the laws of Singapore or Israel (“Restructuring”), provided that (a) such transfer is made as part of a transfer of the entire share capital of the Company held by the Pledgor to such Affiliate; (b) the transferee and the Pledgor shall represent to the Pledgee that the transfer is made for adequate consideration; and (c) as a condition for such Restructuring, such transferee will be required to: (i) pledge the Pledged Shares under an amended and restated pledge agreement, with an Affiliate of Kenon organized under the laws of Singapore or Israel as successor pledgor, in substantially the same terms as this Pledge Agreement, subject to applicable changes, including, for the sake of clarity, to reflect requirements under any other applicable laws and customary documentation practices, to the extent applicable (“Amended Pledge Agreement”) and execute and deliver such other documentation as may be required under the laws of Israel or Singapore to register and perfect, as applicable, the security over the Pledged Assets, including registration of the pledge with the Israeli Register of Pledges or Registrar of Companies, and the Parties agree to promptly execute all documents required in connection with such Amended Pledge Agreement and such other documents; (ii) furnish to the Pledgee copies of all regulatory  and third party approvals required by the pledgor (under the Amended Pledge Agreement) to execute and perform the Amended Pledge Agreement (if there are any) or otherwise represent (without any qualifications (other than qualifications explicitly provided hereunder, if any)) that no such regulatory and third party approvals are required and (iii) if the transferee is organized under the laws of Singapore or Israel, at the transferee’s own cost and expense, take all perfection and/or registration action under the laws of Singapore or the laws of Israel as the Pledgee may reasonably require (including any filing with the ACRA) for the purpose of registering the Amended Pledge Agreement and perfection of the pledges thereby created within the required time periods, and the transferee shall furnish to the Pledgee evidence of all such actions and registration. Notwithstanding anything to the contrary herein, in connection with Restructuring, the Pledgor may initiate and promote voluntary winding-up of the Pledgor, provided that such winding-up shall not be completed earlier than 12 months following the execution of a pledge agreement in accordance with sub-clause (c) above. It is agreed, that simultaneously with, or immediately prior to, the execution of the Amended Pledge Agreement and the due filing and registration of all pledges created thereunder, this Pledge Agreement and all instructions provided in accordance to this Pledge Agreement shall terminate (with the exception of clause 6.2 below).

6.	Release of the Pledge Shares

6.1
Following the third (3rd) anniversary date of the Closing of the Share Purchase Agreement, the Pledged Assets will be released in full from the pledge created hereby, provided that, to the extent on such date, there are any remaining Pledged Assets which were not released in accordance with clause 4 of this Pledge agreement (which such remaining Pledged Assets shall be defined as the “Remaining Pledged Assets”), and if there are unresolved claims for indemnity made by the Buyer under the Share Purchase Agreement, the pledges created under this Pledge Agreement will continue to apply for Pledged Assets not to exceed the Remaining Pledged Assets sufficient (in the case of Pledged Shares, based on a the VWAP Value per Company Share on the third (3rd) anniversary date of the Closing of the Share Purchase Agreement) (the “Extended Assets”) to cover an amount determined by the Pledgor and the Pledgee together, each acting in good faith (or should the Pledgor and Pledgee be unable to agree, a third party evaluator; and in the absence of agreement on a third party evaluator, PwC shall act as third party evaluator or appoint a third party evaluator) equal to the sum, of (a) a reasonable estimate of the amount ultimately payable on an unresolved claim (including interest and penalties) to be paid under the Share Purchase Agreement, plus (b) a reasonable estimate of the amount of costs and expenses that are expected to be incurred to resolve the claim in accordance with the Share Purchase Agreement, plus (c) 10% of the aggregate of sub clauses (a) and (b) (together, the “Reserve Amount”); provided that (x) to the extent that such unresolved indemnity claims which results in an extension of the pledges created hereunder in a claim amount actually paid exceeding 110% of the Reserve Amount (for the avoidance of doubt being the value of the Extended Assets when the Reserve Amount is initially calculated), the Pledgor shall pay to the Pledgee interest in cash at a rate of 4% per annum on the difference between the amount paid and 110% of the Reserve Amount from the third anniversary date of the Closing of the Share Purchase Agreement until such payment, and (y) to the extent that such unresolved indemnity claims which in an extension of the pledges created hereunder results in a claim amount actually paid is less than 90% of the Reserve Amount (for the avoidance of doubt being the value of the relevant Extended Assets when the Reserve Amount is initially calculated), the Pledgee shall pay to the Pledgor interest in cash at a rate of 4% per annum on the difference between the amount paid and 90% of the Reserve Amount from the third anniversary date of the Closing of the Share Purchase Agreement until the Extended Assets are released from escrow.

Execution version

Any Extended Assets shall be released from the pledge following final settlement of any claims as described above.

6.2
Upon the Release Date or termination of this Pledge Agreement in accordance with clause 5.6 above, as soon as reasonably practicable thereafter and at the request and cost of the Pledgor, the Pledgee shall execute all such documents and do all such other things which are reasonably required  or otherwise reasonably requested by the Pledgor in order to release or otherwise discharge the pledges, instructions given to any third party, trust agreements, and security rights of the Pledgee created hereunder (other than, for the sake of clarity, Extended Assets, if any), including by means of a written release and discharge, except that (i) any such absolute and unconditional release or discharge shall be subject to clause 1.3 of this Pledge Agreement (Avoidance of Payments), and (ii) in case of any termination of this Pledge Agreement in accordance with clause 5.6 above, in compliance with that clause.

7.	Continuing Security

7.1
The pledges created by this Pledge Agreement shall remain in force as continuing security for the payment and discharge of the Secured Obligations and shall remain in force notwithstanding any settlement of account or any other act, event or matter whatsoever, and, subject to clause 1.3 (Avoidance of Payments), shall be released and discharged only in accordance with this Pledge Agreement or upon the Release Date or as otherwise agreed between the parties in writing.

7.2
The securities created and the powers conferred by this Pledge Agreement are in addition to, and are not in any way prejudiced by the Share Purchase Agreement or any other documents or agreement ancillary thereto.

7.3	The Pledgee will not be bound to enforce any of the other liens or collateral before enforcing the pledges created by this Pledge Agreement.

Execution version

8.	Liability of the Pledgor; Security Interest Absolute

8.1
The Pledgor is a principal debtor and the Pledged Assets are a principal security for the Secured Obligations and, without prejudice to the foregoing, except as provided under clause 12.6, none of the rights of the Pledgee, the Buyer under the Share Purchase Agreement (or any other document or agreement ancillary thereto), or the pledges created hereunder, or the liabilities or obligations of the Pledgor shall be impaired or discharged by (without limitation):

8.1.1
the Pledgee or the Buyer releasing any of the Pledged Assets (except pursuant to clauses 4 and 6 above or as otherwise agreed between the parties in writing), or granting any time or any indulgence whatsoever or making of any settlement, composition or arrangement with any person;

8.1.2
the Pledgee or the Buyer asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their respective rights or remedies (arising under or by virtue of this Pledge Agreement, the Share Purchase Agreement or otherwise) against any person;

8.1.3
the Pledgee making any variation, amendment or supplement to this Pledge Agreement, the Share Purchase Agreement (or any other document or agreement ancillary thereto) or any other document or instrument from time to time entered into between the Pledgor or any other person and the Pledgee and/or the Buyer (except to the extent specifically provided by such variation, amendment or supplement);

8.1.4
any change in the time, manner, place of payment or any other term or condition of the Secured Obligations, or any other amendment or waiver of any obligation or warranty under the Share Purchase Agreement (except to the extent specifically provided by such change, amendment or waiver);

8.1.5
the non-perfection of any security or any release, waiver or amendment from any guaranty for all or part of the Secured Obligations (except to the extent specifically provided by such release, waiver or amendment);

8.1.6	any lack of validity or enforceability of any or all of the Secured Obligations, any security therefor, the Pledged Assets or any agreement or document relating thereto; or

8.1.7
to the fullest extent permitted by applicable law, any other circumstance that could otherwise constitute a defence to or discharge of the Pledgor or any third party, other than the payment and performance in full of the Secured Obligations.

8.2
Notwithstanding anything to the contrary contained in this Pledge Agreement, subject to Clause 12.6, the Pledgor will remain liable to observe and perform all of the conditions and obligations relating to or constituting the Secured Obligations or the Pledged Assets and neither the Pledgee, nor the Buyer nor the Receiver will be under any obligation or liability with respect to the Secured Obligations or the Pledged Assets by reason of or arising out of this Pledge Agreement. Subject to applicable law and the procedures required to make indemnity claims under Article X of the Share Purchase Agreement, neither Pledgee, nor the Buyer nor the Receiver will be required in any manner to perform or fulfil any of the obligations of the Pledgor in respect of the Secured Obligations or the Pledged Assets, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action or to collect any amount or enforce any right or remedy hereunder.

Execution version

9.	Representations and Warranties

The Pledgor makes the following representations and warranties set out in this clause 9 as of the date of this Agreement and acknowledges that the Pledgee has become a party to this Pledge Agreement in reliance on these representations and warranties.

9.1	The Pledgor is a limited liability company, duly incorporated and validly existing under the laws of Singapore.

9.2
Pledgor has the requisite power and authority and the legal right to execute, deliver and perform this Agreement, including to create the pledge on the Pledged Assets pursuant to this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

9.3
The obligations of Pledgor hereunder are legal, valid and binding obligations and are enforceable in accordance with the terms hereof and, upon completion of proper registration  with  the  Israeli Registrar of Pledges and the proper  registration with  the ACRA, this Pledge Agreement creates the first priority security which it purports to create and such security is valid, effective and enforceable.

9.4
Neither the execution and delivery of this Pledge Agreement or the other agreements and documents contemplated hereby to be executed and delivered by Pledgor, nor the performance or compliance with any of the provisions hereof or thereof, does or will (i) conflict with or result in a breach of any provisions of the constitutional documents of Pledgor, (ii) constitute or result in any default under any of its contracts, (iii) result in the creation or imposition of a lien upon any property or assets of Pledgor (other than the pledge contemplated by this Pledge Agreement), or (iv) violate any consent, permit, order or law applicable to Pledgor, the Pledged Assets or any of its other material properties, assets or businesses.

9.5
All authorisations, filings and notices, including regulatory and other third party approvals, consents and notices required by the Pledgor to execute and perform this Pledge Agreement (it being understood that (i) the Pledged Shares (and other Company shares owned by the Pledgor) are subject to an 18 month post-IPO tipping lock up period pursuant to TASE rules and held in trust by the Trustee (“Lockup”); and (ii) the transfer of the Pledged Shares to a buyer(s) as part of foreclosure proceedings of this Agreement may be subject to obtaining the approval of the Israeli Electricity Authority), have been obtained and are in full force and effect, except for the due filing and registration of the pledge with the Israeli Registrar of Pledges and the due filing and registration with the ACRA, which such filing shall occur in accordance with clauses 3.2.5 and 3.2.6 of this Pledge Agreement (respectively).

9.6
No corporate action, legal proceedings or other procedure or step in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, judicial management, dissolution, administration, adjudication of bankruptcy, voluntary dissolution (except as part of Restructuring in accordance with clause 5.6 of this Pledge Agreement); (b) a compromise, assignment or arrangement with one or more of its creditors with a view to rescheduling any of its indebtedness on account of inability to repay such indebtedness; (c) the appointment of a liquidator (except as part of Restructuring), judicial manager, receiver, administrative receiver, administrator, compulsory manager or other similar officer; or (d) enforcement of any collateral over any of its assets or any analogous procedure or step has been taken in respect of the Pledgor.

Execution version

9.7
The Pledged Shares have been duly and validly granted and issued in accordance with Company’s constitutional documents and the Pledgor is the record and beneficial owner of the Pledged Shares, subject to Lockup. The Pledged Shares constitute as of the Effective Date 25% of the outstanding shares of the Company.

9.8	Except as provided in this Pledge Agreement, and subject to the Pledged Shares being held in trust by the Trustee, the Pledgor is the sole, absolute, legal and beneficial owner of the Pledged Assets.

9.9
The Pledged Assets are not charged, pledged or attached in favour of any other persons or parties other than the pledge created by this Pledge Agreement and no legal or other proceedings have been taken with respect to the Pledged Assets.

9.10
Subject to the Lockup: (a) the Pledgor has not assigned, transferred or otherwise disposed of the Pledged Assets (or its right, title and interest to or in the Pledged Assets), either in whole or in part or agreed to do so; and (b) subject to the exceptions provided under clause 9.5 above, no restriction or condition of law or any agreement exists or applies to the ability of the Pledgor to pledge or to transfer the Pledged Assets.

9.11
Subject to certain priorities mandated under applicable law, the pledges created under this Pledge Agreement are not liable to be avoided or otherwise set aside on the liquidation of the Pledgor or otherwise.

9.12	The Pledgor, both before and after giving effect to the pledge of the Pledge Assets, is Solvent (as such term is defined in the Share Purchase Agreement).

9.13	The transfer of the Pledged Shares to the Pledgor from the Original Pledgor was made for adequate consideration.

9.14
The Pledgor acknowledges and agrees that the representations and warranties set forth in clauses 9.1, 9.3 and 9.8 in this Pledge Agreement shall be deemed to be repeated on each day during the subsistence of this Pledge Agreement by reference to the facts and circumstances then existing.

10.	Undertakings by the Pledgor

The Pledgor hereby undertakes to the Pledgee as follows:

10.1
Within a reasonable period of time to use Commercially Reasonable Efforts to supply the Pledgee with such information regarding the Pledged Assets as the Pledgee may reasonably request in writing from time to  time and to use Commercially Reasonable Efforts to provide the Pledgee with reasonable record inspection rights with respect to the accounting books of the Company.

10.2	To use Commercially Reasonable Efforts to permit at least one visit of a representative of the Pledgee and consultation with the management of the Company each year.

10.3
Not to create or permit to subsist in any manner, any pledge, charge or other security (of whatsoever nature and howsoever ranking) in respect of or any other right or interest in favour of any third party in relation to all or any part of the Pledged Assets (save for security created hereunder or with respect to the Lockup).

Execution version

10.4
Not to sell, assign, dispose of or otherwise transfer all or any part of the Pledged Assets to any third party, except as permitted under clause 5.5 and/or clause 5.6 of this Pledge Agreement or as set forth in clause 10.5 below.

10.5
Upon the occurrence of an Event of Default which is continuing, the Pledgor will not permit any sales, pledges or other dispositions of any shares of the Company held by it (or its affiliates) which are not Pledged Shares, unless such sale, at Pledgee’s discretion, is accompanied with  the sale of the Pledged Shares by  the Pledgee on  terms not less favourable than the sale of the non-Pledged Shares (“Co-Sale”), provided that the Pledgor shall be entitled to sell such shares of the Company without Co-Sale if, following Pledgor’s written notice of such contemplated sale (with a reasonable detail of the terms thereof, including the price per share (which the Pledgee acknowledges, may be (i) different from the actual price of such sale in the event of in-market sales or (ii) different from the actual price of such sale in the event of off-market sales (but not more than ten percent (10%) below the price per share indicated in the notice of such contemplated sale)), the Pledgee has not informed the Pledgor whether the Pledgee requires such sale to be accompanied with the sale of Pledged Shares (or has delivered a negative response) within one (1) Business Day (or three (3) Business Days for an off-market sale of shares of one percent (1%) of the outstanding Company Shares or more), provided that in the latter case, the Pledgor may complete the sale at any time prior to the end of such three (3) Business Days, on the condition that if the Pledgee informs the Pledgor within five (5) Business Days following such written notice from the Pledgor, that it has decided that sale of shares should be or should have been performed with Co-Sale, than a respective portion of the proceeds received from such sale of shares shall be deemed to be received from the sale of Pledged Shares (and deposited into the Applicable Account) and a respective amount of Pledged Shares equal to the amount which would have been sold in such sale for such amount of proceeds, shall be, subject to the deposit of said proceeds in the Applicable Account, released from the pledge.

10.6
To use Commercially Reasonable Efforts not to allow the Company to be delisted from TASE. The Pledgor shall use Commercially Reasonable Efforts to give at least 15 days advance notice of any delisting of the Company’s shares from the TASE or any dual listing of the Company’s shares on another stock exchange (which listing is initiated and pursued by or on behalf of the Company), and in the event that the Pledgee reasonably determines, acting, in good faith, and based on the advice of a reputable external counsel that such delisting or dual listing may impact the ranking, validity or enforceability of the pledges created hereunder, then upon notification of such determination in writing by the Pledgee to the Pledgor, such Pledgor shall not take any action in furtherance of, and shall use Commercially Reasonable Efforts to cause the Company not to effect, such a delisting or dual delisting without the prior consent of the Pledgee, not to be unreasonably withheld, conditioned or delayed.

10.7
To notify the Pledgee immediately of the imposition of any attachment, or the issue of any execution proceedings or of any application for the appointment of a Receiver, judicial manager, liquidator or similar officer over or with respect to the Pledgor or the Pledged Assets or any part thereof, or any act, proceedings or application similar to any of the foregoing, and to notify immediately the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such Receiver, judicial manager, liquidator or similar officer and any third party who initiated or applied for such action, of this Pledge Agreement in favour of the Pledgee and (other than in the case of a Restructuring contemplated by clause 5.6) forthwith to take, at the sole expense of the Pledgor, all steps and measures necessary for the discharge or cancellation of such  attachment, execution proceedings or appointment of Receiver,  liquidator or similar officer or any act, Proceedings or appointment similar to the foregoing, as the case may be.

Execution version

10.8
To be liable towards the Pledgee for any defect in the Pledgor’s title to the Pledged Assets and to bear the responsibility for the authenticity, regularity and correctness of all the signatures, endorsements and particulars of any Pledged Asset which, under this Pledge Agreement, has been, or may be, until the Release Date, delivered to the Pledgee, or otherwise pursuant to the provisions of this Agreement.

10.9
To make, from time to time, all such filings, reports and other communications as may be required under applicable law in connection with the Pledged Assets (including, any transaction, omission, act or holding of any interest, by the Pledgor, in the Pledged Assets).

10.10
Forthwith upon the Pledgee’s first demand, to furnish to it any authorisation or other document which, in the Pledgee’s reasonable opinion, is required or necessary for the purpose of proof of compliance by the Pledgor with its obligations under this Pledge Agreement.

10.11	Not to withdraw or attempt to withdraw all or any part of the monies standing to the credit of the Trust Account and/or the Pledged Account except as specifically provided under this Pledge Agreement.

10.12	Once the Pledged Account has been opened, to observe and perform, in all material respects, all covenants and obligations of the Pledgor in connection with the Pledged Account.

10.13
To immediately notify the Pledgee in the event that any corporate action, proceedings, petition, application, request or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any financial indebtedness, winding-up, judicial management, dissolution, freeze order, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, freeze order or otherwise), any other arrangement, proceedings or scheme entered into or applied for in relation to, the Pledgor, except as part of Restructuring in accordance with clause 5.6 of this Pledge Agreement; (ii) a composition, compromise, assignment or arrangement with the creditors or any class or group of creditors of the Pledgor; (iii) the appointment (whether temporary or permanent) of a liquidator, judicial manager, Receiver, or other similar officer in respect of the Pledgor, the Pledged Assets or majority of its assets (iv) enforcement of any lien over the Pledged Assets or a majority of the assets of the Pledgor; or (v) any expropriation, attachment, sequestration, distress or execution which adversely affects the Pledged Assets or a majority of the assets of the Pledgor.

10.14	To immediately notify the Pledgee of any Event of Default.

10.15
Not to do, or, to the extent within the Pledgor’s control, permit to be done, anything which could reasonably be expected to prejudice the rights of the Pledgee hereunder (including which would in any way lead to any restriction whatsoever on the ability of the Pledgee to realise its rights under this Agreement).

Execution version

11.	Events of Default

Each of the events set out in this clause 11 shall constitute an Event of Default:

11.1
The Pledgor (or any of the Indemnifying Parties) does not pay on the due date any amount payable by it as indemnification claims that are Finally Determined as defined in, and in the manner required under, the Share Purchase Agreement; unless the non-payment is remedied within three (3) Business Days of the due date.

11.2
A representation or warranty made by the Pledgor in this Pledge Agreement or the representation made by IC Power under the Undertaking and Consent, is incorrect in any material respect when made, unless the circumstances giving rise to the misrepresentation:

11.2.1	are reasonably likely to be capable of remedy within the time provided in clause 11.2.2; and

11.2.2
are remedied within 30 days (or, with respect to clauses 9.1, 9.3 and/or 9.8- within 7 days) of the earlier of the Pledgee giving notice and the Pledgor or IC Power (as relevant) becoming aware of the breach and/or non-compliance.

11.3
The Pledgor breaches any covenant or undertaking made by it under this Pledge Agreement or does not comply with any term or condition of this Pledge Agreement or IC Power breaches any covenant or undertaking made by it under the Undertaking and Consent or does not comply with any term or condition of the Undertaking and Consent, unless the breach and/or the non-compliance:

11.3.1	are reasonably likely to be capable of remedy within the time provided in clause 11.2.2; and

11.3.2
is remedied within 30 days (or, with respect to clauses 10.3, 10.4 and/or 10.11 - within 7 days) of the earlier of the Pledgee giving notice and the Pledgor or IC Power (as relevant) becoming aware of the breach and/or non-compliance.

11.4	Any of the following occurs in respect of the Pledgor, except as part of Restructuring in accordance with clause 5.6 of this Pledge Agreement:

11.4.1
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution, to petition for or to file documents with a court or any registrar for its winding-up, judicial management, administration or dissolution or any such resolution is passed;

11.4.2
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial manager, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

11.4.3	it admits its inability to pay its debts as they fall due.

11.5	Any of the following occurs in respect of the Pledgor, except as part of the Restructuring in accordance with and subject to the terms of, clause 5.6 of this Pledge Agreement:

11.5.1	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

11.5.2	any person, other than the Pledgor, presents a petition, or files documents with a court or any registrar for its winding-up, judicial management, administration or dissolution; or

Execution version

11.5.3	any other analogous step or procedure is taken in any jurisdiction.

This clause 11.5 will not apply to any petition or step taken which is being contested in good faith and with due diligence and is discharged, stayed, dismissed or struck out within 60 days.

11.6	Any of the following occurs in respect of the Pledgor except as part of Restructuring in accordance with clause 5.6 this Pledge Agreement:

11.6.1	an order for its winding-up, judicial management, administration or dissolution is made;

11.6.2	any liquidator, trustee in bankruptcy, judicial manager, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of all of its assets;

11.7	Any attachment, sequestration, distress, execution or analogous event affects any of the Pledged Assets and is not discharged within 45 days.

11.8
It is or becomes invalid or unlawful for the Pledgor to perform any of its obligations under this Pledge Agreement or any part of this Pledge Agreement not binding and effective in accordance with its terms or is alleged by any party not to be binding and effective in accordance with its terms for any reason.

11.9	This Pledge Agreement does not create the security it purports to create.

11.10
Any provision of this Pledge Agreement is required under or pursuant to any law to be waived, modified or amended and, in the reasonable opinion of the Pledgee this materially adversely affects the rights granted to the Pledgee hereunder.

11.11	any regulatory authorization required for the creation, performance or perfection of this Pledge Agreement:

11.11.1	is not obtained or effected by the time it is required;

11.11.2	is varied, revoked or cancelled or otherwise ceases to be in full force and effect; or

11.11.3	is not renewed or is renewed on revised terms;

and with respect to any of the circumstances referred to in this clause 11.11, if not remedied within 21 days.

12.	Realisation

12.1
Following the occurrence of an Event of Default which is continuing in accordance with clause 11, and subject to the provisions of clause 12.3 below, the Pledgee shall be entitled to enforce its rights under this Pledge Agreement in any manner subject to applicable law (including TASE’s rules), including the realisation and/or sale of the Pledged Assets, in whole or in part, whether by the appointment of a Receiver and/or by the Israeli Execution Office and/or by a court’s order and/or by any other method permitted under applicable law, as the Pledgee shall see fit, and to apply the proceeds thereof on account of the Secured Obligations, all without the Pledgee first being required to realise any other guarantee or pledge or other securities, if such be held by the Pledgee, provided that the Pledgee may only enforce its realization rights of the securities created under this Pledge Agreement in accordance with the waterfall priority set forth in Section 10.10 of the Share Purchase Agreement.

Execution version

12.2
Any Receiver appointed pursuant to or in connection with clause 12.1 of this Pledge Agreement, shall be empowered, subject to clause 12.3 and any applicable law, including TASE’s rules applicable to the Pledgor, to:

(a)	take immediate possession of and get in and collect the Pledged Assets or any part thereof;

(b)	sell or agree to the sale of the Pledged Assets, in whole or in part, or to transfer the same in any other manner upon such terms as he may think fit;

(c)	make any other arrangement with respect to the Pledged Assets or any part thereof (including the realisation thereof) as he may think fit;

(d)	exercise any right relating to the Pledged Assets, including the right to vote the Pledged Shares, elect the directors of the Company and receive dividends;

(e)	take, continue or defend any proceedings and make any arrangement of compromise which he shall see fit; and

(f)	do all such other acts and things as he may consider incidental or conducive to any of the matters and powers aforesaid.

12.3
Notwithstanding anything to the contrary in clause 12.1 or clause 12.2 above, unless an Excluded Event of Default has occurred and is continuing, (i) any Receiver that may be appointed for realization proceedings under clause 12.1 shall, to the fullest extent permitted by applicable law, not have authority to, and shall not be instructed to, sell or otherwise transfer any Pledged Assets (such Receiver, a “Special Receiver”), and (ii) the Special Receiver shall only have the authority to exercise the rights under sub-clauses 12.2(a) and 12.2(d) with respect to the Pledged Assets; provided that:

12.3.1
If any Event of Default is cured or waived by the Pledgee (in its sole discretion) or otherwise ceases to be continuing, any Pledged Assets then possessed by the Special Receiver (including any dividends received by the Special Receiver while possessing such Pledged Assets) shall be released from the possession of the Special Receiver and thereafter the provisions of this Pledge Agreement shall continue to apply to all the Pledged Assets.

12.3.2
Without derogating from, in accordance with and subject to clause 4 above, upon payment of indemnity claims to the Pledgee (or the other Buyer Indemnitees) in accordance with the Share Purchase Agreement, an amount of Pledged Shares possessed by such Special Receiver shall be released from the pledge created hereunder to the extent of such indemnity payments and the Pledgee and the Special Receiver shall execute any necessary documents therefor.

12.3.3
For the sake of clarity,  if any Excluded Event of Default occurs and  is continuing at the same time any other Event of Default has occurred and is continuing, the Special Receiver shall have authority to take, and may be instructed to take, any action referred to in clause 12.2, and the limitations set forth on the Special Receiver’s authority in this clause 12.3 shall have no force or effect for so long as any such Excluded Event of Default is continuing.

Execution version

12.4
It is hereby clarified that should an Excluded Event of Default occur while the Pledged Assets are possessed by the Special Receiver, neither the Pledgee nor the Special Receiver will be limited to the provisions of clause 12.3 above.

12.5
It is hereby further clarified and agreed that the Pledgee shall not be responsible, and no claim shall be made by the Pledgor against the Pledgee, for any action taken by the Special Receiver in any manner, or for any order or ruling by a competent court, which is inconsistent with clause 12.3 above (for purposes of this clause, an “Inconsistent Action”); provided that the Pledgee (i) has instructed the Special Receiver in writing to act in accordance with clause 12.3 hereof (and, in its first application to the court to appoint the Special Receiver, if any, shall expressly address Section 12.3), (ii) has not requested the court to order an Inconsistent Action, and (iii) if the Special Receiver has been ordered to take an Inconsistent Action, the Pledgee has reasonably objected any such request or application, to  the  extent requested in writing  by  the Pledgor to  so object; provided however that nothing herein is intended to impair the Pledgee’s ability to exercise its rights under this Pledge Agreement (including Section 12.3); it is hereby understood that the foregoing clauses (i), (ii) and (iii) are applicable unless an Excluded Event of Default has occurred immediately prior to such Inconsistent Action and is still continuing at the time.

12.6
Any amounts actually received by the Pledgor from the realization of the Pledged Assets shall be first allocated to cover any foreclosure costs and expenses incurred by the Pledgee in enforcing its rights hereunder, and thereafter allocated as (and deemed to be) payment of indemnity amounts under Article X of the Share Purchase Agreement (including interest and penalties), with the value of such deemed payment being equal to the proceeds from the realization of the Pledged Assets. For the avoidance of doubt, any payment of proceeds from realization of the Pledged Assets shall not be paid or otherwise transferred to the Pledgee, and the Pledgee shall not accept such transfer or payment, unless in accordance with and solely to the extent the Pledgee is entitled thereto according to Article X of the Share Purchase Agreement for items included in clause (i) of the definition of Secured Obligations,  and/or to  compensate  Pledgee  for items  included  in  clause (iii) of the definition of Secured Obligations. This Clause 12.6 shall not derogate from any other contractual rights the parties may have.

12.7
Subject to applicable law including TASE’s rules applicable to the Pledgor, the Pledgee shall not be obliged to take any action whatsoever in connection with any Pledged Assets. Neither the Pledgee nor any other person acting on behalf of any of the Pledgee, shall be liable for, and the Pledgor hereby waives, any claim it may have against the Pledgee and/or any other person acting on behalf of the foregoing, which arises from any loss or damage which may be caused as a result of realization of Pledged Assets in accordance with this clause 12, of any of the foregoing, to the extent not in the event of wilful misconduct, intentional misrepresentation or fraud of any of the foregoing.

12.8	The parties hereby acknowledge and undertake that the exercise of the pledge contemplated hereby will be subject to the applicable TASE’s lockup rules.

13.	Power to Remedy

If the Pledgor fails to comply with any obligation set out in this Pledge Agreement and that failure is not remedied to the satisfaction of the Pledgee within 20 days  (and with respect to any registration requirement - within 7 days) of the Pledgee giving notice to the Pledgor or the Pledgor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Pledgee or any person which the Trustee nominates to take any action on behalf of the Pledgor which is reasonably necessary to ensure that those obligations are complied with.

Execution version

14.	Indemnity; Costs and Expenses

14.1
The Pledgor shall indemnify the Pledgee against all losses incurred by the Pledgee as a result of a breach by the Pledgor of its obligations under this Pledge Agreement and in connection with the exercise by the Pledgee’s of its rights contained in clause 12 of this Pledge Agreement, save for any losses arising as a result of the gross negligence or wilful misconduct of the Pledgee. All sums the subject of this indemnity will be payable by the Pledgor to the Pledgee within 10 Business Days of demand.

14.2	All reasonable costs, fees and expenses arising in relation to the registration and realization of this Pledge Agreement, will be borne by the Pledgor.

15.	Rights Not Exclusive

The rights, powers and remedies of Pledgee under this Pledge Agreement are cumulative and are not exclusive of, and shall be in addition to, all rights, powers and remedies given to Pledgee by virtue of any law, or any other agreement, all of which rights, powers and remedies shall be cumulative and may  be  exercised  successively  or concurrently  without impairing  Pledgee’s security interest in the Pledged Assets.

16.	Assignment

Neither the Pledgor nor the Pledgee shall be entitled to transfer or assign this Pledge Agreement or any of their rights and/or obligations arising hereunder to the extent not otherwise permitted in this Pledge Agreement, provided however, that the Pledgee may without having the need for further consent by the Pledgor, transfer and assign this Pledge Agreement together with all of its rights and/or obligations arising hereunder to a collateral agent organized under the laws of the state of (i) Israel or (ii) Singapore, United States or the UK (in which such case, whose identity shall be approved in advance by the Pledgor (which such advance approval shall not be unreasonably withheld or delayed)), appointed to hold the Pledged Assets on behalf or for the benefit of the Buyer, which customarily engages in providing professional trustee services or in acting as a collateral agent.

17.	Waiver by the Pledgor

Without derogating from any other provisions of this Pledge Agreement which exclude the application of, or constitute a waiver by the Pledgor of, certain defences or rights under the Israeli Guarantee Law 1967  (which defences or rights would, but for such provisions, have been available to the Pledgor), in any event where the pledges created under this Pledge Agreement secure the obligations of the Pledgor, the Pledgor hereby waives all rights and defences of the Guarantee Law, including under Sections 5, 6 or 8 of the Guarantee Law and confirms that such provisions shall not apply to this Pledge Agreement.

18.	Remedies and Waivers

18.1
No failure to exercise, nor any delay in exercising, on the part of the Pledgee’s of any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right of remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

18.2	Pledgor waives any right to require Pledgee to proceed against any person or to exhaust any other collateral or to pursue any other remedy in such Pledgee’s power.

Execution version

19.	Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.	Counterparts

This Pledge Agreement and any ancillaries thereto may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format), and this has the same effect as if the signatures on the counterparts were on a single copy of this Pledge Agreement.

21.	Notices

21.1	In Writing

(a)	Any communication in connection with this Pledge Agreement must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Pledgor; or

(ii)	For the purpose of this Pledge Agreement, an electronic communication will be treated as being in writing.

21.2	Contact details

(a)	The contact details of the Parties hereto are as follows:

In the case of the Pledgee, as set forth in the Share Purchase Agreement,

with a copy to (which shall not constitute notice) to:

Goldfarb, Seligman & Co.
Ampa Tower
98 Igal Alon St.
Tel Aviv 6789141
Israel
Attention: Ido Zemach, Adv.
Email: ido.zemach@goldfarb.com
Attention: Michal Matthews-Maor, Adv.
Email: michal.matthew@goldfarb.com

In the case of the Pledgor, the registered address set forth in the preamble of this Agreement, with a copy to (which shall not constitute notice) to:

Gornitzky & Co.
45 Rothschild Blvd.
Tel Aviv, Israel
Fax: 972-3-5606555
Elite Elkon, Adv.:
elkon@gornitzky.com

Nurit Traurik, Adv.:
nuritt@gornitzky.com

Execution version

(b)	Any Party may change its contact detail by giving five Business Days’ notice to the other Party.

21.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Pledge Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(iii)	if posted, five days after being deposited in the post, postage prepaid in a correctly addressed envelope;

(iv)	if by fax, when received in legible form; and

(v)	if by e-mail or any other electronic communication, when received in legible form.

(b)
A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Pledgee will only be effective on actual receipt by it.

22.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel (without regard to the conflict of law principles thereof).

23.	Jurisdiction

23.1
The Parties hereby irrevocably agree, that the courts of Tel-Aviv shall have the exclusive jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes, which may arise out of or in connection with this Pledge Agreement (respectively, “Actions” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

23.2
The Pledgor hereby irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 23.1 being nominated as the forum to hear and determine any actions and to settle any disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

24.	Amendment

This Pledge Agreement shall not be amended, modified or altered unless by an agreement in writing executed by Pledgor and Pledgee.

25.	Stamp Duties

To the extent applicable, the Pledgor shall pay, and forthwith on demand indemnify, secure and/or prefund the Pledgee and the Buyer against any liability that the Pledgee and/or the Buyer may incur in respect of any stamp, registration and similar tax which shall become payable in connection with the entry into, registration, recording, perfection, performance, execution or enforcement of this Pledge Agreement or the pledges created hereby.

Execution version

26.	Entire Agreement

This Pledge Agreement contains the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto, including the Term Sheet. Prior drafts of this Pledge Agreement shall not be used for and shall have no affect with respect to the interpretation of this Pledge Agreement.

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The undersigned executed this Agreement as of the date first set forth above.

PLEDGEE:

NAUTILUS INKIA HOLDINGS LLC

Name:	Thomas Lefebvre

Title:	Authorized Signatory

PLEDGOR:

Executed and delivered as a deed by Arunava Sen

on behalf of KENON HOLDINGS LTD.

Director

Witness
Chan Yi Fan

Undertaking and Consent

The undersigned, IC Power Asia Development Ltd., undertakes and confirms as follows:

I.
The transfer of the Pledged Shares (as such term is defined in the Amended and Restated Pledged Agreement dated the date hereof (the “Pledge Agreement”)) to the Pledgor from the undersigned was made for adequate consideration.

2.
The undertaking of the undersigned not to complete a voluntary winding earlier than 12 months following the execution of the Original Pledge Agreement (as such term is defined in the Pledge Agreement) will survive the termination of the Original Pledge Agreement

3.
Clause 1.3 of the Original Pledge Agreement (Avoidance of Payments) shall survive the termination of the Original Pledge Agreement including with respect to the transfer of Pledged Shares to Kenon Holdings Ltd.

IC Power Asia Development Ltd.

Name:	Robert L. Rosen

Title:	Director

Date:	February 15, 2018